Exhibit 99.5

USE THIS FORM ONLY IF YOU WISH TO WITHDRAW SHARES OF MCKESSON COMMON STOCK PREVIOUSLY TENDERED. OTHERWISE, PLEASE DISREGARD.

NOTICE OF WITHDRAWAL

To Withdraw

Shares of Common Stock of

MCKESSON CORPORATION

for the

Offer to Exchange

All Shares of Common Stock of

PF2 SPINCO, INC.

which are owned by McKesson Corporation and

which, after the exchange, will be converted into Shares of Common Stock of

CHANGE HEALTHCARE INC.

for

Shares of Common Stock of McKesson Corporation

Pursuant to the Prospectus dated February 10, 2020

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MARCH 9, 2020, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE EXCHANGE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE EXCHANGE OFFER IS EXTENDED, IS REFERRED TO IN THIS DOCUMENT AS THE “EXPIRATION DATE.” SHARES OF MCKESSON COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER OR AFTER APRIL 6, 2020 (I.E., AFTER THE EXPIRATION OF 40 BUSINESS DAYS FROM THE COMMENCEMENT OF THE EXCHANGE OFFER), IF MCKESSON DOES NOT ACCEPT YOUR SHARES OF MCKESSON COMMON STOCK PURSUANT TO THE EXCHANGE OFFER BY 11:59 P.M., NEW YORK CITY TIME ON SUCH DATE.

February 10, 2020

The undersigned acknowledges receipt of the prospectus dated February 10, 2020 (the “Prospectus”) and the related Letter of Transmittal, including instructions therefor (the “Letter of Transmittal”), which, together with any amendments or supplements thereto or hereto, constitute the offer to exchange (the “Exchange Offer”) by McKesson Corporation, a Delaware corporation (“McKesson”), up to 175,995,192 shares of common stock, par value $0.001 per share (“SpinCo Common Stock”), of PF2 SpinCo, Inc., a Delaware corporation (“SpinCo”), owned by McKesson for outstanding shares of common stock, $0.01 par value (“McKesson Common Stock”), of McKesson that are validly tendered prior to the expiration of the Exchange Offer and not properly withdrawn, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. Capitalized terms used but not defined herein shall have the same meanings given to them in the Prospectors.

As described in greater detail in the Prospectus, if the Exchange Offer is undertaken and consummated but the Exchange Offer is not fully subscribed because less than all shares of SpinCo Common Stock owned by

McKesson are exchanged, or if the Exchange Offer is consummated but not all of the shares of SpinCo Common Stock owned by McKesson are exchanged due to the upper limit for the Exchange Offer being reached, the remaining shares of SpinCo Common Stock owned by McKesson will be distributed on a pro rata basis to holders of McKesson Common Stock whose shares of McKesson Common Stock remain outstanding after consummation of the Exchange Offer (the “spin-off”), based on the relative number of shares of McKesson Common Stock held by such holders, excluding those shares of McKesson Common Stock that have been validly tendered and accepted for exchange. Any holder of McKesson Common Stock who validly tenders (and does not properly withdraw) shares of McKesson Common Stock that are accepted for exchange for shares of SpinCo Common Stock in the Exchange Offer will waive (and will cause any nominee of the holder to waive) its rights only with respect to such validly tendered shares (but not with respect to any other shares that are not validly tendered or that are validly tendered and properly withdrawn) to receive, and forfeit any rights to, shares of SpinCo Common Stock to be distributed on a pro rata basis to holders of McKesson Common Stock in any spin-off following consummation of the Exchange Offer.

As described in greater detail in the Prospectus, immediately following consummation of the Exchange Offer and, if necessary, the spin-off, SpinCo will be merged with and into Change Healthcare Inc., a Delaware corporation (Nasdaq: CHNG) (“Change”), whereby the separate corporate existence of SpinCo will cease and Change will continue as the surviving company (the “Merger”). In the Merger, each share of SpinCo Common Stock will be converted into one share of Change common stock, par value $0.001 per share (“Change Common Stock”).

Shares of McKesson Common Stock tendered pursuant to the Exchange Offer may be withdrawn at any time before 11:59 p.m., New York City time, on the Expiration Date and, unless McKesson has previously accepted them pursuant to the Exchange Offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the Exchange Offer. Once McKesson accepts shares of McKesson Common Stock pursuant to the Exchange Offer, your tender is irrevocable.

THIS NOTICE OF WITHDRAWAL IS TO BE USED ONLY TO WITHDRAW TENDERS OF SHARES OF MCKESSON COMMON STOCK PURSUANT TO THE EXCHANGE OFFER. For a withdrawal of shares of McKesson Common Stock to be effective, the Exchange Agent for the Exchange Offer must receive from you a written notice of withdrawal or facsimile transmission of notice of withdrawal, in the form of the notice of withdrawal provided by McKesson, at one of its addresses or fax numbers, respectively, set forth on the back cover of the Prospectus, and your notice must include your name and the number of shares of McKesson Common Stock to be withdrawn. See “The Exchange Offer—Terms of the Exchange Offer—Withdrawal Rights” in the Prospectus.

If you participate in the McKesson Corporation 401(k) Retirement Savings Plan (the “McKesson 401(k) Plan”) and your account is invested in that plan’s McKesson stock fund, you will receive special directions from the plan’s administrator on your right to provide instructions to the plan’s trustee on the tendering of McKesson Common Stock allocable to your plan account. As set forth in greater detail in those directions, you may withdraw or change your previously submitted instructions to the trustee by submitting new instructions.

DESCRIPTION OF SHARES OF MCKESSON COMMON STOCK TO BE WITHDRAWN
Account Registration Name	Number of Share(s) of McKesson Common Stock To be Withdrawn and Date(s) Such Shares were Tendered (Please attach additional signed list, if necessary.)
Total Shares Withdrawn:

By signing and submitting this Letter of Transmittal you warrant that these shares will not be sold, including through limit order request, until properly withdrawn from the Exchange Offer.

If shares of McKesson Common Stock have been tendered pursuant to the procedures for book-entry tender through The Depository Trust Company discussed in the section of the Prospectus entitled “The Exchange

Offer—Terms of the Exchange Offer—Procedures for Tendering,” any notice of withdrawal must comply with the procedures of The Depository Trust Company.

If you hold your shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the Exchange Agent on your behalf before 11:59 p.m., New York City time, on the Expiration Date. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered stockholder, you will not be able to provide a notice of withdrawal for such shares directly to the Exchange Agent. In addition, shares of McKesson Common Stock tendered pursuant to the Exchange Offer may be withdrawn after April 6, 2020 (i.e., after the expiration of 40 business days from the commencement of the Exchange Offer), if McKesson does not accept your shares of McKesson Common Stock pursuant to the exchange offer by such date.

Any shares of McKesson Common Stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer.

However, you may re-tender withdrawn shares of McKesson Common Stock by following one of the procedures discussed in the section of the Prospectus entitled “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering” at any time prior to the expiration of the Exchange Offer (or pursuant to the instructions sent to you separately).

If you hold shares of McKesson Common Stock through the McKesson 401(k) Plan, you may withdraw or change your previously submitted instructions to the trustee by issuing a new instruction to the trustee which will cancel any prior instruction. Any new instructions must be received by the tabulator for the trustee of the McKesson 401(k) Plan on your behalf before 4:00 p.m., New York City time, on March 3, 2020 (or, if the Exchange Offer is extended, on any new plan participant deadline for receipt of instructions to withdraw or change previously submitted instructions that may be established by the plan administrator).

Withdrawing Your Shares After the Final Exchange Ratio Has Been Determined. Subject to any extension of the Exchange Offer period, the final exchange ratio will be available by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be March 5, 2020) immediately preceding the Expiration Date (currently expected to be March 9, 2020). If you are a registered stockholder of McKesson Common Stock and you wish to withdraw your shares after the final exchange ratio has been determined, then you must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the Exchange Agent prior to 11:59 p.m., New York City time, on the Expiration Date, in the form of the notice of withdrawal provided by McKesson. Medallion guarantees will not be required for such withdrawal notices. If you hold McKesson Common Stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, any notice of withdrawal must be delivered by that institution, on your behalf, to the Depository Trust Company and not the Exchange Agent. The Depository Trust Company is expected to remain open until 6:00 p.m., New York City time, and institutions will be able to process withdrawals through The Depository Trust Company up to that time (although there is no assurance that will be the case). On the last day of the Exchange Offer, beneficial owners who cannot contact the institution through which they hold their shares will not be able to withdraw their shares. In addition, shares of McKesson Common Stock tendered pursuant to the Exchange Offer may be withdrawn after April 6, 2020 (i.e., after the expiration of 40 business days from the commencement of the Exchange Offer), if McKesson does not accept your shares of McKesson Common Stock pursuant to the Exchange Offer by such date.

Except for the withdrawal rights described above, any tender made under the Exchange Offer is irrevocable.

USE THIS FORM ONLY IF YOU WISH TO WITHDRAW SHARES OF MCKESSON COMMON STOCK PREVIOUSLY TENDERED. OTHERWISE, PLEASE DISREGARD.

This Notice of Withdrawal must be signed below by the registered holder(s) exactly as name(s) appear(s) in book-entry form registered directly in McKesson’s share register or on a security position listing or by the person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.

Name(s):

Name(s) of the registered holder(s) if different:

Account Number(s):

Signature(s)

Capacity (full title)

Please type or print address (including zip code)

Area Code and Telephone Number

Date

If you wish to withdraw any tendered shares of McKesson Common Stock, you must deliver this Notice of Withdrawal, before 11:59 p.m., New York City time, on the Expiration Date to the Exchange Agent using the contact information below. In addition, shares of McKesson Common Stock tendered pursuant to the Exchange Offer may be withdrawn after April 6, 2020 (i.e., after the expiration of 40 business days from the commencement of the Exchange Offer), if McKesson does not accept your shares of McKesson Common Stock pursuant to the Exchange Offer by such date.

The Exchange Agent for the Exchange Offer is:

Equiniti Trust Company

By Mail: By 5:00 p.m. NYC time on Expiration Date Equiniti Trust Company. Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858	By Facsimile Transmission: By 11:59 p.m. NYC time on Expiration Date Equiniti Trust Company. Shareowner Services Voluntary Corporate Actions (800) 468-9716 (phone) (866) 734-9952 (fax)

By Hand or Overnight Courier:

By 5:00 p.m. NYC time on Expiration Date

Equiniti Trust Company.

Shareowner Services

Voluntary Corporate Actions

1110 Centre Pointe Curve, Suite 101

Mendota Heights, Minnesota 55120

McKesson will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion. McKesson may delegate such power in whole or in part to the Exchange Agent. None of McKesson, SpinCo, Change, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any such determinations may be challenged in a court of competent jurisdiction.